Exhibit 99.1

FTC Solar Announces Third Quarter 2023 Financial Results

and Leadership Transition

Third Quarter Highlights and Recent Developments

•
Revenue of $30.5 million up 84% y/y, down 5.6% q/q
•
Continue to improve cost structure, as evidenced by gross margin on sub-scale revenue levels
•
Project backlog of approximately $1.6 billion, with approximately $60 million added since August 9
•
Leadership transition announced with Sean Hunkler and Phelps Morris departing

AUSTIN, Texas — November 8, 2023– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, software and engineering services, today announced financial results for the third quarter ended September 30, 2023, as well as a leadership transition in which Sean Hunkler and Phelps Morris have departed their roles as CEO and CFO, respectively, and will be leaving the company in December 2023.

Leadership Transition

“Much of the last two years has been about repositioning the company to be in the right markets with the right technology and cost structure to enable our profitable return to above-market growth rates,” said Shaker Sadasivam, Chairman of the Board of FTC Solar. “We have made progress on that front and improved our positioning. With a healthy and profitable tracker market, it’s time for FTC’s results to reflect its improved positioning with healthy, profitable growth. As the Board evaluated opportunities to accelerate momentum, we’ve agreed that now is the right time to bring new leadership to FTC Solar as we enter our next phase of growth and execution. On behalf of the Board of Directors and everyone at FTC Solar, I want to sincerely thank Sean and Phelps for their contributions and wish them all the best in their next endeavors.”

Cathy Behnen, who has served as the company’s Chief Accounting Officer since 2020, has been named CFO on an interim basis. Behnen has more than 20 years of financial leadership experience, including serving as CFO and VP of Finance at Penn National Gaming Hollywood Casino San Diego prior to joining FTC Solar. Prior to that role, she served in various finance and operations roles and as a Partner at the accounting firm RubinBrown. She is a Certified Public Accountant and holds an MBA from St. Louis University.

The combination of Executive Leadership members Patrick Cook, Chief Commercial Officer, Sasan Aminpour, Chief Operating Officer, and Behnen will provide steady leadership of the day-to-day management of the company. To further ensure a smooth transition for the Company and its employees and customers during this interim period, the Board will provide increased oversight of those leaders and be engaged on a more frequent basis.

“We’re confident that this team and structure has the capability, along with the right blend of organizational history and new perspectives, to ensure that not only do we not miss a beat but that we accelerate toward our long-term goals. While today’s news represents a change, it also represents a tremendous opportunity for us to accelerate our momentum,” Sadasivam concluded.

Third Quarter Results

The company's third-quarter revenue was in line with expectations. Of note, the company showed a fourth consecutive quarter of gross margin improvement, as our manufacturing cost reduction efforts continue to bear fruit. Excluding $1 million in benefits to gross margin and a $4 million credit loss charge in operating expense in the quarter that were not contemplated in our guidance ranges, gross margin, operating expenses and Adjusted EBITDA would all have been at the high-end or better than our target ranges for the quarter.

The company's efforts to improve our product cost structure, which are a key driver for margin improvement, are only one aspect of our initiative to improve our competitive positioning. We continue to see a strong response to our new and differentiated 1P tracker solution, Pioneer, which significantly expands our market opportunity. Our international business continues to gain traction with awards in more than a dozen countries to date. And we are focused on controlling expenses while investing in areas that support and accelerate our long-term growth. The improvements in our competitive positioning, along with a strong backlog, provide a healthy foundation from which to accelerate growth and profitability in 2024 and beyond.

Approximately $60 million has been added to backlog1 since August 9, with total backlog now standing at approximately $1.6 billion.

Summary Financial Performance: Q3 2023 compared to Q3 2022

	U.S. GAAP		Non-GAAP
	Three months ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022
Revenue	$30,548	$16,572	$30,548	$16,572
Gross margin percentage	11.1%	(57.4%)	12.8%	(49.8%)
Total operating expenses	$19,656	$17,179	$13,222	$9,147
Loss from operations(a)	$(16,277)	$(26,694)	$(9,706)	$(17,734)
Net loss	$(16,937)	$(25,636)	$(10,008)	$(17,748)
Diluted loss per share	$(0.14)	$(0.25)	$(0.08)	$(0.17)

(a) Adjusted EBITDA for Non-GAAP

Total third-quarter revenue was $30.5 million, coming in above the mid-point of our target range. This revenue level represents a decrease of 5.6% compared to the prior quarter, on lower logistics volumes. Compared to the year-earlier quarter, revenue increased 84.3%, driven primarily by higher product volume.

GAAP gross profit was $3.4 million, or 11.1% of revenue, compared to gross profit of $2.2 million, or 6.8% of revenue, in the prior quarter. Non-GAAP gross profit was $3.9 million or 12.8% of revenue and includes $1 million in benefits not contemplated in our guidance related to better-than-expected margins on a closed project and lower-than-expected inventory costs that we don't expect will reoccur in future periods. If those benefits were excluded, or on the same basis of our guidance, non-GAAP gross margin would have been 9.5%, relative to our guidance range of 3% to 9%. The result for this quarter compares to a non-GAAP gross loss of $8.2 million in the prior-year period, with the difference driven primarily by significantly improved product direct margins and lower warranty, retrofit and other indirect costs.

GAAP operating expenses were $19.7 million. On a non-GAAP basis, excluding stock-based compensation and certain other costs, operating expenses were $13.2 million, which includes a $4 million credit loss provision relating to a specific customer account that was not included in our guidance ranges. Excluding this charge, our non-GAAP operating expenses would have been $9.2 million. This result compares to operating expenses of  $9.1 million in the year-ago quarter.

GAAP net loss was $16.9 million or $0.14 per share, compared to a loss of $10.4 million or $0.09 per share in the prior quarter and a net loss of $25.6 million or $0.25 per share in the year-ago quarter. Adjusted EBITDA loss, which excludes approximately $7.2 million, including stock-based compensation expense and other non-cash items, was $9.7 million, compared to losses of $7.2 million in the prior quarter and $17.7 million in the year-ago quarter.

Outlook

We expect fourth quarter revenue to be down from the third quarter with gross margin reflecting lower cost absorption. We expect this to be followed in the first quarter by a fairly substantial revenue and margin recovery as projects ramp.

(in millions)	3Q'23 Guidance	3Q'23 Actual[2]	4Q'23 Guidance	1Q'24 Guidance
Revenue	$24.0 – $34.0	$30.5	$18.0 – $28.0	$40.0 – $50.0
Non-GAAP Gross Profit	$0.7 – $3.1	$3.9	$(1.3) – $2.0	$3.2 – $6.3
Non-GAAP Gross Margin	3% – 9%	12.8%	(7%) – 7%	8% – 13%
Non-GAAP operating expenses	$10 – $11	$13.2	$10 – $11	$9 – $10
Non-GAAP adjusted EBITDA	$(10.3) – $(6.9)	$(9.7)	$(13.0) – $(2.5)	$(7.3) – $(3.0)

We continue to be optimistic about our growth prospects, supported by our large and growing backlog and improved competitive positioning and expect to cross into profitability in 2024.

Third Quarter 2023 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its third quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. The term ‘backlog’ refers to the combination of our executed contracts and awarded orders, which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

2. Includes $1 million benefit to gross margin and $4 million charge in operating expenses that were not contemplated in the company's prior guidance ranges.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except shares and per share data)	2023	2022	2023	2022
Revenue:
Product	$27,274	$3,543	$80,927	$43,677
Service	3,274	13,029	22,874	53,169
Total revenue	30,548	16,572	103,801	96,846
Cost of revenue:
Product	22,775	11,411	73,694	62,800
Service	4,394	14,676	22,492	59,360
Total cost of revenue	27,169	26,087	96,186	122,160
Gross profit (loss)	3,379	(9,515)	7,615	(25,314)
Operating expenses
Research and development	1,921	2,126	5,716	7,538
Selling and marketing	6,324	1,994	9,887	6,893
General and administrative	11,411	13,059	31,053	39,966
Total operating expenses	19,656	17,179	46,656	54,397
Loss from operations	(16,277)	(26,694)	(39,041)	(79,711)
Interest expense, net	(108)	(160)	(194)	(882)
Gain from disposal of investment in unconsolidated subsidiary	—	1,408	898	1,745
Other expense, net	(50)	(341)	(265)	(249)
Loss from unconsolidated subsidiary	(336)	—	(336)	—
Loss before income taxes	(16,771)	(25,787)	(38,938)	(79,097)
(Provision for) benefit from income taxes	(166)	151	(175)	(15)
Net loss	(16,937)	(25,636)	(39,113)	(79,112)
Other comprehensive loss:
Foreign currency translation adjustments	(38)	(474)	(451)	(357)
Comprehensive loss	$(16,975)	$(26,110)	$(39,564)	$(79,469)
Net loss per share:
Basic and diluted	$(0.14)	$(0.25)	$(0.35)	$(0.79)
Weighted-average common shares outstanding:
Basic and diluted	119,793,821	102,164,455	112,794,562	100,642,126

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$31,520	$44,385
Accounts receivable, net	71,375	49,052
Inventories	4,655	14,949
Prepaid and other current assets	13,468	10,304
Total current assets	121,018	118,690
Operating lease right-of-use assets	2,006	1,154
Property and equipment, net	1,685	1,702
Intangible assets, net	657	1,113
Goodwill	7,143	7,538
Equity method investment	564	—
Other assets	3,186	4,201
Total assets	$136,259	$134,398
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,782	$15,801
Accrued expenses	25,778	23,896
Income taxes payable	262	443
Deferred revenue	11,178	11,316
Other current liabilities	8,589	8,884
Total current liabilities	55,589	60,340
Operating lease liability, net of current portion	1,310	786
Other non-current liabilities	5,286	6,822
Total liabilities	62,185	67,948
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of September 30, 2023 and December 31, 2022	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 124,954,451 and 105,032,588 shares issued and outstanding as of September 30, 2023 and December 31, 2022	12	11
Treasury stock, at cost; 10,762,566 shares as of September 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	362,532	315,345
Accumulated other comprehensive loss	(512)	(61)
Accumulated deficit	(287,958)	(248,845)
Total stockholders’ equity	74,074	66,450
Total liabilities and stockholders’ equity	$136,259	$134,398

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
(in thousands)	2023	2022
Cash flows from operating activities
Net loss	$(39,113)	$(79,112)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	9,044	11,147
Depreciation and amortization	1,004	582
(Gain) loss from sale of property and equipment	(2)	183
Amortization of debt issue costs	532	526
Provision for obsolete and slow-moving inventory	1,261	129
Loss from unconsolidated subsidiary	336	—
Gain from disposal of investment in unconsolidated subsidiary	(898)	(1,745)
Warranty provision	3,938	7,374
Warranty recoverable from manufacturer	45	(299)
Credit losses and bad debt expense	4,302	1,138
Deferred income taxes	221	(331)
Lease expense and other	748	550
Impact on cash from changes in operating assets and liabilities:
Accounts receivable, net	(26,625)	53,481
Inventories	9,033	(8,574)
Prepaid and other current assets	(3,122)	4,948
Other assets	67	(661)
Accounts payable	(6,160)	(11,867)
Accruals and other current liabilities	5,491	(25,507)
Deferred revenue	(138)	3,489
Other non-current liabilities	(5,740)	(4,188)
Lease payments and other, net	(607)	(348)
Net cash used in operations	(46,383)	(49,085)
Cash flows from investing activities:
Purchases of property and equipment	(460)	(814)
Proceeds from sale of property and equipment	—	86
Equity method investment in Alpha Steel	(900)	—
Acquisitions, net of cash acquired	—	(5,093)
Proceeds from disposal of investment in unconsolidated subsidiary	898	1,745
Net cash used in investing activities	(462)	(4,076)
Cash flows from financing activities:
Sale of common stock	34,007	—
Stock offering costs paid	(95)	—
Proceeds from stock option exercises	221	788
Net cash provided by financing activities	34,133	788
Effect of exchange rate changes on cash and cash equivalents	(153)	8
Net decrease in cash and cash equivalents	(12,865)	(52,365)
Cash and cash equivalents at beginning of period	44,385	102,185
Cash and cash equivalents at end of period	$31,520	$49,820

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) provision for (benefit from) income taxes, (ii) interest expense, net (iii) depreciation expense, (iv) amortization of intangibles, (v) stock-based compensation, and (vi) non-routine legal fees, severance and certain other costs (credits). We also deduct the contingent gains from the disposal of our investment in an unconsolidated subsidiary from net loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net loss plus (i) amortization of debt issue costs and intangibles, (ii) stock-based compensation, (iii) non-routine legal fees, severance and certain other costs (credits), and (iv) the income tax expense (benefit) of those adjustments, if any. We also deduct the contingent gains from the disposal of our investment in an unconsolidated subsidiary from net loss in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three and nine months ended September 30, 2023 and 2022, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except percentages)	2023	2022	2023	2022
U.S. GAAP revenue	$30,548	$16,572	$103,801	$96,846
U.S. GAAP gross profit (loss)	$3,379	$(9,515)	$7,615	$(25,314)
Depreciation expense	90	116	339	272
Stock-based compensation	181	1,153	1,313	2,521
Severance	252	—	252	—
Other costs	—	—	—	102
Non-GAAP gross profit (loss)	$3,902	$(8,246)	$9,519	$(22,419)
Non-GAAP gross margin percentage	12.8%	(49.8%)	9.2%	(23.1%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and nine months ended September 30, 2023 and 2022, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
U.S. GAAP operating expenses	$19,656	$17,179	$46,656	$54,397
Depreciation expense	(115)	(66)	(256)	(175)
Amortization expense	(133)	(135)	(409)	(135)
Stock-based compensation	(1,011)	(6,354)	(7,731)	(12,734)
Non-routine legal fees	(98)	(842)	(181)	(5,742)
Severance	(1,836)	(311)	(1,823)	(1,037)
Other costs	(3,241)	(324)	(3,241)	(1,802)
Non-GAAP operating expenses	$13,222	$9,147	$33,015	$32,772

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and nine months ended September 30, 2023 and 2022, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
U.S. GAAP loss from operations	$(16,277)	$(26,694)	$(39,041)	$(79,711)
Depreciation expense	205	182	595	447
Amortization expense	133	135	409	135
Stock-based compensation	1,192	7,507	9,044	15,255
Non-routine legal fees	98	842	181	5,742
Severance	2,088	311	2,075	1,037
Other costs	3,241	324	3,241	1,904
Other expense, net	(50)	(341)	(265)	(249)
Loss from unconsolidated subsidiary	(336)	—	(336)	—
Adjusted EBITDA	$(9,706)	$(17,734)	$(24,097)	$(55,440)

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net loss for the three months ended September 30, 2023 and 2022, respectively:

	Three months ended September 30,
	2023		2022
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(16,937)	$(16,937)	$(25,636)	$(25,636)
Reconciling items -
Provision for (benefit from) income taxes	166	—	(151)	—
Interest expense, net	108	—	160	—
Amortization of debt issue costs in interest expense	—	177	—	177
Depreciation expense	205	—	182	—
Amortization of intangibles	133	133	135	135
Stock-based compensation	1,192	1,192	7,507	7,507
Gain from disposal of investment in unconsolidated subsidiary(a)	—	—	(1,408)	(1,408)
Non-routine legal fees(b)	98	98	842	842
Severance(c)	2,088	2,088	311	311
Other costs(d)	3,241	3,241	324	324
Adjusted Non-GAAP amounts	$(9,706)	$(10,008)	$(17,734)	$(17,748)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted	N/A	$(0.08)	N/A	$(0.17)

Weighted-average common shares outstanding:
Basic and diluted	N/A	119,793,821	N/A	102,164,455

(a)	Our management excludes the gain from collections of contingent contractual amounts from the sale in 2021 of our investment in an unconsolidated subsidiary.
(b)	Non-routine legal fees represent legal fees and other costs incurred for specific matters that were not ordinary or routine to the operations of the business.
(c)	Severance costs were incurred in 2023 and 2022 due to restructuring changes.
(d)

Other costs in 2023 included the write-off of remaining prepaid costs resulting from the termination of our consulting agreement with a related party. Other costs in 2022 included a second installment payment relating to a CEO transition event that occurred in 2021, as well as professional fees associated with our IPO.